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                                                                     Exhibit 2.2


                            THE EQUITABLE BUILDING
                               DES MOINES, IOWA

                 FIRST AMENDMENT TO REAL ESTATE SALE AGREEMENT
                 ---------------------------------------------

          THIS FIRST AMENDMENT TO REAL ESTATE SALE AGREEMENT (this "First Amendment") is made as of the ____ day of August, 1996, by and between FIRST CAPITAL SERIES XII - EQUITABLE, L.L.C. ("Seller"), a Delaware limited liability company, with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606, and ALCOCK DEVELOPMENT CO., INC. ("Purchaser"), an Illinois corporation, with an office at 1255 N. Sandburg Terrace, Suite 509, Chicago, Illinois 60610.

                                 RECITALS
                                 --------

          A. Seller and Purchaser have entered into that certain Real Estate Sale Agreement (the "Agreement") dated as of August 12, 1996 for the purchase and sale of the office building commonly known as "The Equitable Building" (as defined in the Agreement, the "Property").

          B. Seller and Purchaser desire to modify the Agreement in accordance with and subject to the terms and conditions set forth in this First Amendment.

          THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree to modify the Agreement as follows:

          1. Review Period. Section 8(A) of the Amendment is hereby amended to provide that the Review Period is extended through August 29, 1996, for all purposes.

          2. Estoppel Certificates. Section 8(B) of the Agreement is hereby amended to provided that (i) Seller shall be obligated to send Estoppel Certificates only to the five (5) largest tenants of the Property (Equitable, Iowa Student Loan, Smith Schneider Stiles Hudson Serangeli Mallaney Shindler & Scalise, P.C., Findley Alt Smith Scharnberg May & Craig, P.C., and Mercantile
Bank) and (ii) that such tenants shall constitute the "Required Tenants".

          3. No other Amendments. Except as amended herein, the Agreement remains unmodified and in full force and effect.

          IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.


SELLER:                                         PURCHASER:
FIRST CAPITAL SERIES XII-EQUITABLE, L.L.C.,     ALCOCK DEVELOPMENT CO., INC.,
a Delaware limited liability company            an Illinois corporation


By:  First Capital Income and Growth Fund-      By   __________________________
     Series XII, an Illinois limited            Its: __________________________
     partnership, its managing member

     By:  First Capital Financial Corporation,
          a Florida corporation, its general
          partner

          By:_________________________
          Its:_________________________